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As filed with the Securities and Exchange Commission on June 16, 2004

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

METABASIS THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0753322 (I.R.S. Employer Identification No.)
9390 Towne Centre Drive, Building 300 San Diego, CA 92121 (858) 587-2770 (Address of Principal Executive Offices)

Metabasis Therapeutics, Inc.
AMENDED AND RESTATED 2001 EQUITY INCENTIVE PLAN
2004 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
2004 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plans)

Paul K. Laikind, Ph.D.
President and Chief Executive Officer
Metabasis Therapeutics, Inc.
9390 Towne Centre Drive, Building 300
San Diego, CA 92121
(Name and Address of Agent for Service)

(858) 587-2770
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Frederick T. Muto, Esq.
Jason L. Kent, Esq.
COOLEY GODWARD LLP
4401 Eastgate Mall
San Diego, CA 92121
(858) 550-6000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock issuable under the Amended and Restated 2001 Equity Incentive Plan (par value $0.001 per share)	1,836,480 shares(2)	(3)	$8,122,015.24(3)	$1,029.06

Common Stock issuable under the 2004 Non-Employee Directors' Stock Option Plan (par value $0.001 per share)	300,000 shares(4)	$7.00(5)	$2,100,000(5)	$266.07

Common Stock issuable under the 2004 Employee Stock Purchase Plan (par value $0.001 per share)	500,000 shares(6)	$7.00(5)	$3,500,000(5)	$443.45

Total	2,636,480 shares	N/A	$13,722,015.24	$1,738.58

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "1933 Act"), this Registration Statement also registers any additional shares of the Registrant's common stock, par value $0.001 per share (the "Common Stock"), as may become issuable under any of the plans as a result of any stock split, stock dividend, recapitalization or similar event.

(2)
Represents 851,321 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Amended and Restated 2001 Equity Incentive Plan (the "2001 EIP") and 985,159 shares of Common Stock initially available for future grants under the 2001 EIP. The 2004 EIP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2004 EIP on the first day of the Registrant's fiscal year, from 2005 until 2014. The number of shares added each year will be equal to the lesser of: three percent of the fully-diluted shares of Common Stock outstanding on January 1 of the current fiscal year; 1,000,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant's board of directors.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the 1933 Act. The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for the 851,321 shares of Common Stock reserved for issuance upon the exercise of outstanding options under the 2001 EIP are calculated using a weighted average exercise price for such shares of $1.44 per share. The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for the 985,159 shares of Common Stock available for future grant under the 2001 EIP are calculated using the price per share in the initial public offering (the "Offering") of the Registrant's Common Stock as set forth in the Registrant's Prospectus filed with the Securities and Exchange Commission on June 4, 2004 pursuant to Rule 424(b) under the 1933 Act.

(4)
Represents 300,000 shares of Common Stock initially available for future grants under the 2004 Non-Employee Directors' Stock Option Plan (the "2004 NEDSOP"). The 2004 NEDSOP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2004 NEDSOP on the first day of the Registrant's fiscal year, from 2005 until 2014. The number of shares added each year will be equal to the lesser of: 100,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant's board of directors.

(5)
This estimate is made pursuant to Rule 457(h) of the 1933 Act solely for purposes of calculating the registration fee, and is based on the price per share of the Registrant's Common Stock in the Offering.

(6)
Represents 500,000 shares of Common Stock initially available for future grants under the 2004 Employee Stock Purchase Plan (the "2004 ESPP"). The 2004 ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2004 ESPP on the first day of the Registrant's fiscal year, from 2005 until 2014. The number of shares added each year will be equal to the lesser of: one percent of the fully-diluted shares of Common Stock outstanding on January 1 of the current fiscal year; 500,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant's board of directors.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

ITEM 1.    PLAN INFORMATION.

        Not required to be filed with this Registration Statement.

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

        Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

        Metabasis Therapeutics, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission"):

          (a)   The Registrant's prospectus filed on June 16, 2004 pursuant to Rule 424(b) under the 1933 Act, relating to the registration statement on Form S-1 (File No. 333-112437), which contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

          (b)   The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed on May 28, 2004 (File No. 000-50785) under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

        All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.    DESCRIPTION OF SECURITIES.

        Not Applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The validity of the issuance of the Common Stock being offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Cooley Godward LLP, San Diego, California.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The Registrant's amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the completion of the Registrant's initial public offering, provide for the indemnification of the Registrant's directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

  •
  for any transaction from which the director derives an improper personal benefit,

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  •
  for improper payment of dividends or redemptions of shares, or

  •
  for any breach of a director's duty of loyalty to the corporation or its stockholders.

        The Registrant's amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

        Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant's best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        At present, there is no pending litigation or proceeding involving any of the Registrant's directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the 1933 Act or otherwise.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.    EXHIBITS.

Exhibit Number	Description
4.1(1)	Form of Amended and Restated Certificate of Incorporation to be effective upon completion of the Registrant's initial public offering.
4.2(1)	Form of Amended and Restated Bylaws to be effective upon completion of the Registrant's initial public offering.
4.3(1)	Form of Common Stock Certificate.
4.4(1)	Stock Purchase Warrant dated February 6, 2001 issued to GATX Ventures, Inc.
4.5(1)	Warrant to Purchase 26,000 Shares of Series C Preferred Stock dated February 6, 2001 issued to GATX Ventures, Inc., as amended July 26, 2001.
4.6(1)	Warrant to Purchase 19,000 Shares of Series C Preferred Stock dated July 26, 2001, issued to GATX Ventures, Inc.
4.7(1)	Warrant to Purchase 30,666 Shares of Series D Preferred Stock dated April 8, 2002, issued to GATX Ventures, Inc.
4.8(1)	Form of Stock Purchase Warrant issued to participants in the Registrant's Series C Preferred Stock financing dated July 18, 2000.
4.9(1)	Form of Stock Purchase Warrant issued to participants in the Registrant's Series D Preferred Stock financing dated October 18, 2001.
4.10(1)	Form of letter agreement entered into between the Registrant and its warrantholders.
4.11(1)	Letter agreement dated October 18, 2001 entered into between the Registrant and Sprout Capital IX, L.P. and its affiliates.
4.12(1)	Series E Preferred Stock Purchase Agreement dated October 28, 2003 between the Registrant and certain of its stockholders.
4.13(1)	Amended and Restated Investors' Rights Agreement dated October 28, 2003 between the Registrant and certain of its stockholders.
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1(1)	Amended and Restated 2001 Equity Incentive Plan.
99.2(1)	2004 Non-Employee Directors' Stock Option Plan.
99.3(1)	2004 Employee Stock Purchase Plan.

(1)
Filed as an exhibit to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-112437), originally filed with the Commission on February 3, 2004, and incorporated herein by reference.

ITEM 9.    UNDERTAKINGS.

        A.    The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on June 16, 2004.

METABASIS THERAPEUTICS, INC.
By:	/s/ PAUL K. LAIKIND Paul K. Laikind, Ph.D. Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints PAUL K. LAIKIND, PH.D. and JOHN W. BECK, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PAUL K. LAIKIND Paul K. Laikind, Ph.D.	Chairman of the Board, Chief Executive Officer, President and Secretary (Principal Executive Officer)	June 16, 2004
/s/ JOHN W. BECK John W. Beck, C.P.A.	Vice President of Finance, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 16, 2004
/s/ DANIEL D. BURGESS Daniel D. Burgess, M.B.A.	Director	June 16, 2004
/s/ MARK D. ERION Mark D. Erion, Ph.D.	Executive Vice President of Research and Development and Director	June 16, 2004

/s/ LUKE B. EVNIN Luke B. Evnin, Ph.D.	Director	June 16, 2004
/s/ HEINZ W. GSCHWEND Heinz W. Gschwend, Ph.D.	Director	June 16, 2004
/s/ DAVID F. HALE David F. Hale	Director	June 16, 2004
/s/ ARNOLD L. ORONSKY Arnold L. Oronsky, Ph.D.	Director	June 16, 2004

EXHIBIT INDEX

Exhibit Number	Description
4.1(1)	Form of Amended and Restated Certificate of Incorporation to be effective upon completion of the Registrant's initial public offering.
4.2(1)	Form of Amended and Restated Bylaws to be effective upon completion of the Registrant's initial public offering.
4.3(1)	Form of Common Stock Certificate.
4.4(1)	Stock Purchase Warrant dated February 6, 2001 issued to GATX Ventures, Inc.
4.5(1)	Warrant to Purchase 26,000 Shares of Series C Preferred Stock dated February 6, 2001 issued to GATX Ventures, Inc., as amended July 26, 2001.
4.6(1)	Warrant to Purchase 19,000 Shares of Series C Preferred Stock dated July 26, 2001, issued to GATX Ventures, Inc.
4.7(1)	Warrant to Purchase 30,666 Shares of Series D Preferred Stock dated April 8, 2002, issued to GATX Ventures, Inc.
4.8(1)	Form of Stock Purchase Warrant issued to participants in the Registrant's Series C Preferred Stock financing dated July 18, 2000.
4.9(1)	Form of Stock Purchase Warrant issued to participants in the Registrant's Series D Preferred Stock financing dated October 18, 2001.
4.10(1)	Form of letter agreement entered into between the Registrant and its warrantholders.
4.11(1)	Letter agreement dated October 18, 2001 entered into between the Registrant and Sprout Capital IX, L.P. and its affiliates.
4.12(1)	Series E Preferred Stock Purchase Agreement dated October 28, 2003 between the Registrant and certain of its stockholders.
4.13(1)	Amended and Restated Investors' Rights Agreement dated October 28, 2003 between the Registrant and certain of its stockholders.
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to the signature page hereto.
99.1(1)	Amended and Restated 2001 Equity Incentive Plan.
99.2(1)	2004 Non-Employee Directors' Stock Option Plan.
99.3(1)	2004 Employee Stock Purchase Plan.

(1)
Filed as an exhibit to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-112437), originally filed with the Commission on February 3, 2004, and incorporated herein by reference.

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PART I INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS
  ITEM 1. PLAN INFORMATION.
  ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
  ITEM 4. DESCRIPTION OF SECURITIES.
  ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
  ITEM 8. EXHIBITS.
  ITEM 9. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX